CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 718 to Registration Statement No. 033-12213 on Form N-1A of Professionally Managed Portfolios of our report dated December 19, 2016, relating to the financial statements and financial highlights of Century Shares Trust, one of the series of Century Capital Management Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
September 15, 2017